Exhibit 10.1

FIRST AMENDMENT TO AGREEMENT

This First Amendment to Agreement (this “First Amendment”) is made and entered into this 10th day of August, 2006, to be effective as of July 1, 2006, by and among THINK PARTNERSHIP, INC., f/k/a CGI HOLDING CORPORATION, a Nevada corporation (“THK”), PRIMARYADS, INC., a New Jersey corporation and wholly owned subsidiary of THK (“PrimaryAds” and sometimes referred to as “PrimaryAds Surviving Corporation”), Kenneth M. Harlan (“KMH”), David J. Harlan (“DJH”), Steven M. Harlan (“SMH”) and Matthew A. Sessanta (“MAS” and, together with KMH, DJH and SMH, the “Shareholders”).  THK, PrimaryAds, and the Shareholders are also referred to herein each, individually, as a “Party” and, collectively, as the “Parties.”

WITNESSETH:

WHEREAS, the Parties previously entered into an Agreement, dated April 22, 2005, (the “Agreement”) whereby PrimaryAds Merger Sub, Inc., a wholly owned subsidiary of THK, merged into PrimaryAds (the “Merger”).  PrimaryAds is the surviving corporation after the Merger and is now a wholly owned subsidiary of THK.

WHEREAS, by virtue of the Merger, each share of common stock of PrimaryAds owned by the Shareholders was converted into the right to receive, certain Cash Consideration and Additional Merger Consideration as defined in the Agreement.

WHEREAS, the Parties desire to enter into this First Amendment to modify the terms of the Agreement with respect to the Additional Merger Consideration.

NOW THEREFORE, for the reasons described above, in consideration of the promises and the mutual covenants and representations herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereby agree as follows:

AGREEMENT:

1.                                       Capitalized Terms.  All capitalized terms used, but not defined, in this First Amendment shall have the meanings set forth in the Agreement.

2                                          Additional Definitions.  The following definition of “Consolidated EBITDA” is hereby added to the Definitions set forth in Article I of the Agreement and the following revised definition of “Change of Control of THK” hereby replaces the definition of “Change of Control of THK” set forth in Article I of the Agreement:

“Consolidated EBITDA” means with respect to any period, the consolidated earnings from operations of THK and its subsidiaries, other than Morex Marketing Group, LLC, before interest, taxes, depreciation and amortization.  Except as expressly provided herein, EBITDA shall be applied consistently throughout the Measurement Periods and consistently with the twelve month period immediately preceding the Measurement Periods.

“Change of Control of THK” means (1) a merger, reorganization or other business combination in which THK is a party if immediately following the transaction, a majority of the common stock of THK (or any successor by merger to THK) is held by Persons who were not THK shareholders immediately prior to the transaction; (2) the cumulative acquisition, either directly or indirectly through one transaction or a series of related transactions, by any Person of fifty percent (50%) or more of the then issued and outstanding common stock of THK; or (3) a sale of all or substantially all of the assets of THK to a party that is not controlled by THK.

3.                                       Amendment to Article VIII.  Article VIII, Additional Merger Consideration, is hereby amended and superseded by the following:

8.1                                 Additional Merger Consideration.  After the Closing Date, each Shareholder shall be eligible to receive, in the same proportion as the Cash Consideration paid pursuant to Section 2.6 hereof, Additional Merger Consideration in the form of THK Common Stock if Consolidated EBITDA exceeds certain thresholds for the first three consecutive twelve month periods occurring after June 30, 2006 with the first twelve month period commencing on July 1, 2006 (each such twelve month period being a “Measurement Period” and together, the “Measurement Periods”).  Such Additional Merger Consideration, if any, shall be made by THK to the Shareholders in an amount based upon the Consolidated EBITDA target reached as set forth below.  The Additional Merger Consideration shall be payable as follows:

(a)                                  First Measurement Period.  With respect to the first Measurement Period, which commences on July 1, 2006, the following Consolidated EBITDA thresholds and amounts of Additional Merger Consideration are applicable:

(1)                                  If the Consolidated EBITDA is at least $12,570,000, but less than $14,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(1) equal to $2,172,270.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,172,270 by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $14,070,000, but less than $17,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(2) equal to $2,327,837.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,327,837 by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $17,070,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(a)(3) equal to $2,476,157.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,476,157 by the preset value per share of $2.00.

For purposes of this Section 8.1(a), the value per share of THK’s Common Stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

(b)                                 Second Measurement Period.  With respect to the second Measurement Period, which commences on July 1, 2007, the following Consolidated EBITDA thresholds and amounts of Additional Merger Consideration are applicable:

(1)                                  If the Consolidated EBITDA is at least $13,900,000, but less than $17,400,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(1) equal to $2,402,112.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,402,112 by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $17,400,000, but less than $22,100,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(2) equal to $2,878,774.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,878,774 by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $22,100,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(b)(3) equal to $3,205,804.  The number of shares to be issued will be equal to the quotient obtained by dividing $3,205,804 by the preset value per share of $2.00.

For purposes of this Section 8.1(b), the value per share of THK’s common stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

(c)                                  Third Measurement Period.  With respect to the third Measurement Period, which commences on July 1, 2008, the following Consolidated EBITDA thresholds and amounts of Additional Merger Consideration are applicable:

(1)                                  If the Consolidated EBITDA is at least $15,200,000, but less than $20,700,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(1) equal to $2,626,770.  The number of shares to be issued will be equal to the quotient obtained by dividing $2,626,770 by the preset value per share of $2.00.

(2)                                  If the Consolidated EBITDA is at least $20,700,000, but less than $27,800,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(2) equal to $3,424,749.  The number of shares to be issued will be equal to the quotient obtained by dividing $3,424,749 by the preset value per share of $2.00.

(3)                                  If the Consolidated EBITDA is equal to or exceeds $27,800,000, then THK shall issue shares of THK Common Stock to the Shareholders having a value for purposes of this Section 8.1(c)(3) equal to $4,032,640.  The number of shares to be issued will be equal to the quotient obtained by dividing $4,032,640 by the preset value per share of $2.00.

For purposes of this Section 8.1(c), the value per share of THK’s common stock shall remain at $2.00 per share even though such shares may then be trading at a higher or lower price.

8.2                                 Change of Subsidiaries.  If there is a proposed change to THK’s subsidiaries after the execution date of this First Amendment, such as a proposed acquisition or disposition of a subsidiary by THK, and such change is expected to increase or decrease the projected amount of the Consolidated EBITDA for the then current Measurement Period by more than twenty percent (20%) of the mid-threshold amount of Consolidated EBITDA for such Measurement Period, the Parties hereby agree to amend the Agreement to adjust the Additional Merger Consideration provisions in a manner that will mitigate the effect of such expected change in Consolidated EBITDA on the amount of the Additional Merger Consideration.  For this purpose, the mid-threshold amount of Consolidated EBITDA for the three Measurement Periods are as follows: First Measurement Period = $14,070,000; Second Measurement Period = $17,400,000; and Third Measurement Period = $20,700,000.

8.3                                 Payment. Any Additional Merger Consideration payable to the Shareholders under Section 8.1 hereof shall be paid no later than fifteen days after THK files with the Securities and Exchange Commission, its quarterly report on Form 10-Q or 10-QSB for the quarter in which the applicable Measurement Period ended.

8.4                                 No Fractional Shares.  Any fractional shares resulting from any of the calculations required by Section 8.1 above shall be rounded up to the nearest whole number.

8.5                                 Notwithstanding any provision to the contrary in this Agreement, THK, in its sole discretion, shall be permitted to pay to the Shareholders any portion of the Additional Merger Consideration that is required to be paid hereunder in cash in lieu of shares of THK Common Stock to the extent that such portion of the Additional Merger Consideration would cause the total Additional Merger Consideration to be paid by THK in THK Common Stock pursuant to this Agreement to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time.  THK covenants and agrees that it will seek approval from its shareholders for the issuance of the Additional Merger Consideration in THK Common Stock at the next annual or special meeting of its shareholders held after the execution of this First Amendment.  The rights set forth in the first sentence of this Section 8.5 shall terminate if such shareholder approval is obtained.  However, if any portion of the Additional Merger Consideration is required to be paid hereunder in cash, the amount of such cash payment shall be calculated by multiplying the number of shares of THK Common Stock in the Additional Merger Consideration that would cause the total Additional Merger Consideration to be paid by THK in THK Common Stock to exceed 20% of the shares of THK Common Stock issued and outstanding immediately prior to the Effective Time by the average volume-weighted average price (“VWAP”) for the thirty (30) day period occurring immediately prior to the payment date for such cash payment.

8.6                                 If following the Closing but prior to the end of the third Measurement Period, there is a Change of Control of THK, then simultaneously with the closing of the transaction,

THK shall pay to the Shareholders (a) the Additional Merger Consideration described in Section 8.1 above for the then current Measurement Period based on the Consolidated EBITDA that would be attained at the end of such Measurement Period if the Consolidated EBITDA as of the closing of the transaction was annualized to the end of such Measurement Period, and (b) the Additional Merger Consideration described in Section 8.1 above for all Measurement Periods, if any, that begin after the closing of the transaction based on the highest threshold of Consolidated EBITDA being attained for such Measurement Periods.

8.7                                 No Shareholder shall have the right to demand payment of the Additional Merger Consideration other than in accordance with this Article VIII.  In addition, no Shareholder shall be entitled to pledge, borrow or otherwise obtain the benefits of the Additional Merger Consideration until payment of the Additional Merger Consideration is required to be paid by THK pursuant to Section 8.3 hereof.

4.                                       Construction.  In the event of any conflict by and between the Agreement and this First Amendment, the terms of this First Amendment shall control.  Except as amended by this First Amendment, the terms of the Agreement are hereby ratified and affirmed in all respects.

5.                                       Authority. Each individual executing this First Amendment on behalf of an entity represents and warrants that (a) he or she is duly authorized to execute and deliver this First Amendment on behalf of the entity; (b) the entity has all requisite power and authority to execute, deliver and perform under this First Amendment; (c) the execution, delivery and performance by the entity has been duly authorized by all necessary action, corporate or otherwise, on the part of the entity; (d) the entity has obtained all consents, permits, approvals and authorizations required by applicable governmental authorities in connection with the performance of its obligations under this First Amendment; and (e) this First Amendment is binding upon the entity.

*   *   *

[Signatures begin on the following page]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this First Amendment as of the day and year first above written.

THINK PARTNERSHIP, INC., f/k/a
CGI HOLDING CORPORATION

By:
Name:
Title:

PRIMARYADS, INC.

By:
Name:
Title:

KENNETH M. HARLAN

DAVID J. HARLAN

STEVEN M. HARLAN

MATTHEW A. SESSANTA